EXHIBIT 99.1

Sunvault Energy Welcomes Trent Blind to its Board of Directors

KELOWNA, BRITISH COLUMBIA--(Marketwired – July 31, 2014) - SUNVAULT ENERGY INC. (OTC: SVLT) ("Sunvault") ("the Company") announces that Mr. Trent Blind has joined the Sunvault Energy Board of Directors.

Trent is currently the Chairman of the Ermineskin Cree Nation group of companies and Senior Advisor and Executive Management Consultant to ATCO Structures & Logistics Ltd., ATCO Sustainable Communities Inc. and Simplex Grinnell.

Mr. Blind served Aboriginal communities throughout the Province of Alberta and the Northwest Territories in his role as one of the founding Senior Managers of Aboriginal Banking with the Bank of Montreal. He played a strategic role in guiding the Bank of Montreal in establishing a billion dollar portfolio with various Aboriginal communities throughout Canada.

Trent is also the founding President & CEO of George Gordon First Nation Holdings Inc. the former parent business development company for the George Gordon First Nation. In past years, Trent completed a four-year contract as the Chief Financial Officer for the Siksika Nation’s economic and business development arm. During his appointment as Chief Financial Officer, the group of companies’ assets grew from $14 million in market value to in excess of $100 million.

Trent has served as a Senior Advisor to the Western Cree Tribal Council in representing their socio-economic and business development interests in the proposed $6 billion Enbridge Gateway Pipeline Project. He has in past years also served as the Chief Negotiator and Senior Advisor to the Akaitcho Treaty 8 Chiefs in representing their socio-economic and business development interests in the Ekatai Diamond Mine owned and operated by BHP Billiton - the largest resource and mining company in the world.

Trent has also held positions with a few federal government departments including Immigration Canada, Revenue Canada and Indian & Northern Affairs Canada.

Over the years Trent has participated in a number of community events and has made several presentations to numerous organizations in raising the public’s awareness of Aboriginal issues. He has been a director with a number of local, regional and national Aboriginal organizations including the Canadian Aboriginal Science and Technology Society, the Calgary Chamber of Commerce’s Aboriginal Opportunities Committee, the Canadian Council for Aboriginal Business (Alberta Chapter), Petromin Resources Ltd., a public company listed on the TSE Venture Exchange and was past chairman of the Metis Economic Development Corporation. He is currently the chairman of Treaty 7 Economic Development Corporation’s Investment Committee. Trent is the President and Principal owner of Aboriginal Financial Services Corporation, a senior advisory and executive management consulting services firm.

Trent is a Treaty Indian from the Gordon’s First Nation in the Treaty 4 area of southern Saskatchewan. He attended the University of Alberta and the University of Regina and has earned two degrees: a Bachelor of Arts, Economics (Special) from the University of Alberta and a Bachelor of Administration from the University of Regina. He majored in economics and finance and is a CMA Associate.

“We are very pleased to welcome Trent to our board”, stated Gary Monaghan, President and CEO of Sunvault Energy Inc. “Trent has valuable experience, connections and intelligence right in the markets we are focusing our concentration on for infrastructure projects”, he commented. “It has been estimated that over the next decade, more than 600 major resource projects with First Nations, worth approximately $650 billion, are planned for Canada, Mr. Blind willingness to assist Sunvault Energy in this sector of growth is very beneficial to the company”, he stated.

About Sunvault Energy Inc:
Sunvault Energy Inc. is committed to bringing cost effective energy generation and energy storage to the solar industry through a seamless and novel integration of energy generation and storage. This technical approach is a first and has the potential to enable the lowest overall system cost at maximum efficiency. Sunvault has further diversified by acquiring companies or assets that are immediately accretive and that will facilitate into ownership of quality non-cyclical assets.

For more information, visit the Sunvault Energy website at http://www.sunvaultenergy.com/ and/or question@sunvaultenergy.com.

Notice Regarding Forward-Looking Statements:
This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, that working with Universities will expedite Sunvault technology into real world applications, the ability to reduce the required footprint and cost associated to traditional solar energy generation, collection and storage, or that the technology has the potential to revolutionize how solar energy is generated, stored and utilized. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, general economic conditions, our ability to achieve the expected benefits from the development agreement. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

CONTACT INFORMATION
Sunvault Energy Inc.
Gary Monaghan
778-478-9530
question@sunvaultenergy.com
www.sunvaultenergy.com